Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2013

January 23, 2014   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Craig W. Kliethermes — Executive Vice President, Operations (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants
Name	Affiliation
Jason Oetting	FBR Capital Markets
Meyer Shields	Keefe, Bruyette & Woods
Mark Dwelle	RBC Capital Markets LLC
John Thomas	William Blair & Company, L.L.C.
Ken Billingsley	Compass Point Research & Trading LLC
Kevin Shields	Pine River Capital Management LP
Vinay Misquith	Evercore Partners

RLI CORP.

Moderator: Aaron Jacoby

January 23, 2014

10:00 a.m. (CT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Fourth Quarter Earnings Teleconference. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings, including in the Annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings are earnings per share from operations consisting of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes that this measure is useful in gauging core operating performances across reporting periods but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the fourth quarter of 2013. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; Tom Brown, Vice President and Chief Financial Officer, and Craig Kliethermes, Executive Vice President, Operations. I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then, Mike and Craig will talk about our operations and market conditions. Next, we’ll open the call to questions, and Jon will finish with some closing comments. Tom?

Tom Brown:  Great. Thanks, Aaron, and good morning, everyone. We’re pleased to announce another solid quarter and an excellent finish to the year. Starting with our most important metric, the combined ratio, we posted an 82.4 in the quarter, which allowed us to finish the year with an excellent 83.1 combined ratio. This marks the 18th consecutive year of underwriting profit and as Jon pointed out in the press release, the 9th straight year below 90. While continued favorable development contributed to this outstanding result, $15 million in the quarter and $70 million on the year, so too did our core underwriting discipline and benefits of prior rate increases which led to improved current accident results particularly in our Casualty segment.

Turning our attention to premiums — gross premium was up 5% in the quarter over last year and 15% on a net basis. For the year, gross premium grew 7%, while net premium’s faster growth rate of 12% was driven largely by our strategy to purchase less reinsurance as well as some mix changes within our product portfolio.

Digging into to our three segments — Casualty premium continued to lead the way, up 10% for the quarter on a gross basis and 24% on a net basis. The gross increase was driven by new product initiatives as well as certain products achieving both rate and exposure growth. The higher net premium growth was driven by less reliance on reinsurance, as previously mentioned. The impact of both increased prices as well as improved loss experience led to a decrease in our Casualty booking ratio. Combined with the impact of favorable reserve development, Casualty reported a very nice 82 combined ratio in the quarter and 83 for the year.

Our Property and Surety segments were also strong contributors. Surety’s gross premium was relatively flat in the quarter while Property was down slightly. But both turned in excellent combined ratios, Property at an 85 and Surety at a 79, both in line with full year results as well.

Turning to investments — there were a few positive trends in the quarter. Although investment income was down due to continued low reinvestment rates, both the bond and equity portfolios turned in positive total returns for the quarter. In addition, our equity investment in Maui Jim continued to add favorably to earnings contributing positively to earnings in a cyclically slow fourth quarter. On a full year basis, earnings were up a strong 23%.

Combination of underwriting and investment results drove operating earnings per share of $0.72 per share, a figure which is adjusted for the two-for-one stock split last week. For 2013, operating earnings per share was $2.57 per share, up 28% which drove book value per share growth of 15% inclusive of dividends through the year.

With that, I’ll turnover this discussion to Mike Stone. Mike?

Mike Stone:  Thanks, Tom. Good morning, everybody. An excellent underwriting quarter even by our standards as we continue to grow our business. Our combined ratio was 82, as Tom said for the quarter, and our gross written premium was up 5%. I’m going to talk a little bit about what we’re seeing in the marketplace then Craig Kliethermes will go into more detail on rates, reinsurance renewals, our growth initiatives. Craig is our Executive Vice President of Operations, a heavily prudential actuary with encyclopedic knowledge of insurance and risk management and he will provide some good insights, as we talk further.

In our Casualty, as Tom talked about, our gross written premium is up some 10% in the quarter; our Commercial Umbrella business continues to grow nicely in selected markets with gross written premium up some 16% in the quarter and 13% in the year. The rates are also up nicely as we continue to see opportunities for our buffer layer excess and first layer excess where traditional markets have exited.

Our primary liability business, General Liability, which is our largest product line, gross written premium was up 4% in the quarter but down 11% in the year, so much for the deceleration, as we have managed to re-underwrite our habitational business and yet continue to grow other more attractive classes. Actually, last year at this time our habitational business represented some 15% of our Casualty business, it’s only 7% this year and it was about half of our General Liability business and it’s only 25% this year. So we’re building a better book of business as we move forward.

Our Transportation business flattened out a bit in the quarter but its gross written premium is up some 55% for the year and we continue to grow our Professional Liability admitted package business with growth of some 35% for the year and our nicely performing Personal Umbrella business grew a bit this year, up some 3% for the year and 2% for the quarter. Overall, casualty market is still in reasonably good times.

Property — very light CAT year, to state the obvious. The combined ratio was 85 for the quarter, 86 for the year and it fares favorably to 2012 where there were at 99 and 94 respectively. Obviously, Sandy was in those numbers. Our gross written premium was down 5% for the quarter and 2.5% for the year. Competition in the CAT business continues, but we will compete and we have a solid place in these markets having been through many events and continue to provide solid, reliable capacity to our brokers and customers. With reinsurance renewals positive for the markets, we would expect this segment to continue to be competitive. We have the underwriters’ products and relationships to continue to compete and to outperform in this setting.

Surety — gross written premiums are essentially flat for the year and the quarter. As I talked in the last couple of quarterly teleconferences, this market segment is very competitive and we have an increasing number of competitors in this space. As a result, some terms and conditions are under pressure. For example, personal indemnity being waived, some collateral requirements being waived and underwriting discipline lacking in some areas. We’ve got the right product and people here. We’ve been in this business for a long time. We’ll be able to compete but we will also continue to maintain our underwriting discipline here.

Overall, a very good quarter, a testament to our underwriting teams and support. We go into 2014 well positioned to continue our outperformance as the market is still reasonably attractive for our products. And Craig will add a little color.

Craig Kliethermes:  Thank you, Mike and good morning. I want to talk briefly about our ceded reinsurance placements on 1/1. As many of you know, we place about one-half of the reinsurance we buy on 1/1, including our largest Casualty treaty and our catastrophe treaty that we purchase. Last year, the theme was we decided to restructure our Casualty reinsurance to maybe eat a little bit more of our own cooking, as Tom referred. That contributed to our net written premium growth in 2013. This year, we would say the theme was more around the buyers’ market, I think I would describe it as pretty soft. Rates were down about 10% to 15%, which translates into about $10 million savings that should drop directly to our 2014 bottom line. Our retentions and capacity purchase were essentially unchanged with only small changes on the margins. Aaron?

Aaron Jacoby:  Great. Thanks, Craig. We can now open the call up for questions.

Operator:  Thank you, sir. The question-and-answer session will begin at this time. [Operator Instructions]. And our first question comes from Randy Binner with FBR.

Jason Oetting:  Good morning. This is Jason Oetting on for Randy this morning. My first question — just to clarify on the retention that was mentioned towards the end of the commentary there. Just to be clear, should we assume that it’s going to remain stable relative to 2013?

Craig Kliethermes:  Relatively stable, yes. There were slightly bigger retentions in workers’ comp, but we also brought more on the top. So, effectively that was unchanged. Our risk profile across — the risks were essentially unchanged across all of our products.

Jason Oetting:  Okay. Fair enough, I just want to make sure that I understood that. And then turning to the Property segment, the underlying loss ratio there was a bit higher than we had modeled and I guess, also a bit higher relative to the average in the first three quarters. So I was just wondering if you could give a little bit more color there, maybe if you could talk about the specific product lines within there as well. For example, are you seeing any improvement within the Marine segment yet?

Mike Stone:  This is Mike Stone. The Marine improvement seems like it improves for a bit and then we have a few shock losses and it goes back. So I think the loss ratio issue was probably driven by a bit of Marine and probably some Crop increase in the fourth quarter.

Jason Oetting:  Okay. That’s helpful. Thank you. And then I guess lastly, could you just comment on the E&S pricing and overall competitive environment?

Mike Stone:  Yeah. It’s Mike Stone again. E&S is competitive, but as I think we talked about — a little bit about rates, our rates have continued to improve, and we have been able to successfully re-underwrite our book of business in General Liability without much deterioration in the top line, and we see pockets of pretty strong opportunities as I talked about the Commercial Umbrella. But there is other area — and Transportation has been pretty good for most of the year. So I think Casualty E&S is still good, not great, it’s good.

And if we talk about Property, Property is — if we talk about E&S — is heavily capped and caps are under pressure. The good thing about our position, RLI’s position is we’ve been in these businesses for a long, long time with deep experienced underwriters who know their products, they have great relationships with their brokers, and we’re able to manage through this. Obviously if it continues to deteriorate as some people predict and I’m not sure if that’s the case by the way, we’ll remain disciplined. We’ll walk away from business as we have in the past as we manage our exposures and manage our underwriting profitability.

Jason Oetting:  Okay. That’s helpful. And then really quick, given Berkshire’s presence this year, are you starting to see any indirect impact on the smaller case market?

Jon Michael:  “63, 42, 97, Omaha.” Go ahead Mike, you can answer that.

Mike Stone:  I think I’m going to be Wes Welker here I believe. So, we still haven’t seen much of Berkshire specialty. They are still in higher premium items, larger accounts. Obviously, it forces other people down into our space. So we feel it indirectly, but thus far they haven’t been an impact here. I’m not going to say they haven’t been an impact. So, but they haven’t — we really haven’t — we haven’t felt them. I would expect as the year progresses and they continue to add people and add products that we’ll encounter. But there’s a lot, a lot of competition in our space. One new entrant even though a big one with a very quality name, they don’t have any pricing power either. So, it’s another competitor. Thus far, we really haven’t encountered them in a significant way.

Jason Oetting:  All right. Thank you. I just had to ask on that one again. Thanks.

Operator: [Operator Instructions]. And we’ll go next to Meyer Shields with KBW.

Meyer Shields:  Thank you. Good morning, all. I was hoping if you could clarify your reinsurance plans, because I think in the prepared remarks you said that there was a 10%, 15% savings and then you said that the retention is largely unchanged?

Craig Kliethermes:  That’s correct. The rates were — effectively the rates were down 10% to 15%, which should result in about $10 million to $11 million savings overall with essentially the same retentions. I mean the retention on workers’ comp that I mentioned, I mean workers’ comp is a very small business for us, a couple of million dollars. So it really doesn’t move the dial much.

Meyer Shields:  Okay. So the retention that you are talking about is ratio of net to gross premiums?

Craig Kliethermes:  I am sorry. I was talking about the loss retention under the profile — under the reinsurance structure that we bought.

Meyer Shields:  Okay. I am sorry.

Craig Kliethermes:  So our net to gross number, I am guessing won’t move much from this year.

Meyer Shields:  Okay. Is there any change...

Craig Kliethermes:  It can go down some because of the rate reduction, clearly, but not because of the change in our retention. Our loss retention.

Jon Michael:  Our spend, our reinsurance spend will be $10 million to $11 million less than last year because of it.

Meyer Shields:  Okay. Thank you for the clarification. Is there any change in ceding commission levels?

Craig Kliethermes:  I think it might have been 0.5 point on our Umbrella business, improvement.

Meyer Shields:  Okay. And — all right, let me stop here. Thank you very much.

Operator:  And we’ll go next to Mark Dwelle with RBC Capital Markets.

Mark Dwelle:  Hey, good morning. Couple of questions, really the Casualty business. Your overall gross written premium was up about 10%. If you really characterize that, what proportion of the growth was kind of new business driven, and what proportion was really pricing driven on existing business?

Craig Kliethermes:  Well, I mean the price on our Casualty portfolio overall is about 5% for the year. So, the balance would be changes in exposure or on existing businesses. And then we have fairly significant investment in new products in our Casualty business. So, obviously, those are new exposures. It’s hard to measure year-over-year price since they are new to us.

Mark Dwelle:  Got it. Okay. Within the Commercial Umbrella line, you mentioned 16% growth in the quarter. Was that mostly new business driven or is that exposure units?

Mike Stone:  For the quarter, basically all price.

Mark Dwelle:  All price, okay. And lastly, on the reserve releases, obviously, mostly Casualty, in the past you’ve kind of indicated what level — what accident years were most involved. Could you provide that same detail?

Tom Brown:  Sure, Mark. It’s Tom Brown, glad to. In the Casualty, it’s largely GL, Umbrella, and then some of the package businesses, and the accident years are basically 2009 through 2012. And then, as you said, in your Property and Surety you’re somewhat modest by comparison, Property is Marine, a little bit release on Sandy last year and that’s the 2010 and the 2012 accident years. And then Surety is almost exclusively ‘11 and ‘12.

Mark Dwelle:  Thank you very much. That’s all my questions.

Tom Brown:  Thank you.

Operator: We’ll take our next question from John Thomas with William Blair.

John Thomas:  Hi. I was just curious what you think about the transportation market and is the rate that you’re getting making the business currently profitable, and what do you see heading into next year?

Mike Stone:  This is Mike Stone. First, we think the business is profitable. Historically, our business has been profitable and we’ve been in this business for 15, 16, 17 years, in long-haul trucking, buses, commercial auto. So we have an excellent track record. We understand the business. We have experts that are underwriting it focused solely on transportation who’ve been in the business a lot longer than we’ve been in the business. And it’s been a good year for transportation.

Obviously, you’ve seen the companies that have encountered difficulties. Most of them have had trouble, among other things, with their transportation book of business, where their business was underpriced, and we knew it. Our prices typically don’t vary as much. Our premium will vary. We’ll lose business if we can’t get the price and we’ll gain business if we can. And we sell service, we sell expertise, and we sell a solid consistent market presence. And so, we have good relationships with our brokers. And so we’ve had an advantage this year because we’ve been open for business. We’ve been able to increase rates on previously probably underpriced business coming from other companies.

And we also don’t — it’s not a huge book of business. It’s $65 million or so. So quarter-to-quarter, you might miss out on a large account and therefore your quarter-to-quarter comparison will be not favorable. So the fourth quarter was flat. But overall we think it’s pretty good market for transportation. We’ve had a number of competitors that have exited and we’re open for business and I think 2014 should be pretty good.

John Thomas:  All right. Thanks. And then, the Casualty accident year loss ratio ex-CAT. In the first half of 2013, it was materially higher than the second half. Why do you think the claim experience is much better than you initially expected in the beginning of the year?

Craig Kliethermes:  John, this is Craig Kliethermes. I mean, we had talked about our habitational experience for quite some time and we spent a lot of time rehabilitating that book of business and we saw significant improvement in our current accident year loss ratios from the businesses we exited in addition to the price that we achieved on that portfolio. And that portion of the overall portfolio for Casualty has shrunk dramatically by a factor of half, half of what it was.

John Thomas:  All right. Thank you.

Operator:  We’ll go next to Ken Billingsley with Compass Point.

Ken Billingsley:  Hi. Good morning. Just a question on investment — your investment portfolio with interest rate expectations. Are you guys making any changes in plans for 2014 and going into 2015?

Tom Brown:  Ken, it’s Tom Brown. Good morning. I think you’ll see in the quarter itself the reinvestment deal is in the mid 3s and that’s largely driven — we’ve pushed a little harder into munis in terms of an allocation. That will be on a tax effective basis. I think your question goes into 2014 and 2015, if I heard you correctly?

Ken Billingsley:  Yes.

Tom Brown:  We’re staying pretty much to, what I’d say, sticking to our knitting, but we always look at and evaluate other opportunities out there. Duration is maintained pretty much in the five-year range. So we’re pretty consistent in that regard and that’s been a long-term investment strategy. So I wouldn’t anticipate anything too significant.

Jon Michael:  Ken, Jon Michael. Our investment strategy is for the long haul. We’ve always — I mean, for a long time, have had an 80:20 allocation between fixed income and equities, and I don’t see that changing a whole lot. We’ll make minor modifications around the edges, but I won’t see that — I don’t see that changing too much. And our duration is, yeah, it’s a little long right now at five years and we typically are in that four to five year range to match our insurance portfolio, so I don’t see that changing too much.

Ken Billingsley:  All right. So even if rates rise, you would not necessarily shorten the duration?

Jon Michael:  No, I think that will be a natural thing that will occur, yeah.

Ken Billingsley:  But — well, I was just wondering if you would keep the same duration as rates rise looking out over the next two years?

Jon Michael:  It’s been — historically, I think we’ve between about a four and six year duration, so modestly, Ken, I think you could see it shorten a bit, but again we’ve been in pretty tight band for a number of years.

Ken Billingsley:  And the last question I have is specifically on DIC business and the California earthquake. Is there an opportunity for sales growth there or from a diversification, are you guys where you want to be or is there an opportunity to maybe push more sales as — I’ve seen some articles where it seems like California is trying to encourage more buyers in that market?

Mike Stone:  Ken, it’s Mike Stone. I think a lot of that is over. Personal lines, we don’t write any personal lines, it’s all commercial lines. We’re basically happy with where we are relative to exposure. Obviously, we’d like to get more premium for the exposure, but premium is pretty flat to down just a little. So I would suspect that you won’t see much growth here unless something happens and it doesn’t mean that it has to be an earthquake, but something happens in the property phase, it would cause rates to move forward. Otherwise, I think you’ll see us steady. We’re about at the exposure level that we want to be, given the price and where we are in our accumulation.

Ken Billingsley:  And you are correct, the article is mostly focused on the personal line side, but the percentage of the coverage is really low. Is there a lot less opportunity for growth just in general on the commercial side, for people without coverage?

Mike Stone:  Well, certainly, Ken, there is a large percentage of commercial entities that don’t buy earthquake as well, but not to the level that personal lines because banks will require commercial lines of customers to buy. And it’s not — which is not the case in the mortgage space. So, yeah, there is certainly opportunity. But as you get farther and farther away from an earthquake, the thought of an earthquake gets dimmer and dimmer, and particularly dimmer and dimmer in people’s minds that have to spend their own cash to pay the premium. So, I would suspect that you won’t see a lot of demand-driven opportunities until there is some event, albeit small. But I think until we see something like that, I doubt that you’ll see without some other exogenous factor, which I don’t know what that would be, to drive demand.

Ken Billingsley:  Well, thanks for taking my questions. And congratulations on the quarter.

Operator:  We’ll go next to Kevin Shields with Pine River Capital.

Kevin Shields:  Good morning. I had three questions for you this morning. On the first one, I wanted to come back to Crop insurance. And could you give us the premiums earned in combined ratio for the quarter and for the full year?

Tom Brown:  Give us a minute to get that, if you would, Kevin.

Mike Stone:  Kevin, that was “crop” with an “o”, right?

Kevin Shields:  For Crop insurance?

Mike Stone:  Yes, okay.

Tom Brown:  Kevin, for the full year, it’s a little over $53 million; and for the quarter, very low, yes, because this is a very seasonal business, it’s just slightly over almost $2 million for the fourth quarter.

Kevin Shields:  I’m sorry, that was $2 million for the quarter?

Tom Brown:  Yeah. Combined ratio, the combined ratio for the year was 112, correct?

Mike Stone:  $112 million.

Tom Brown:  Yeah. We had some development in the fourth quarter on that.

Kevin Shields:  That was for the full year?

Jon Michael:  Yeah, $112 million for the full year, and we had development in the fourth quarter.

Kevin Shields:  Okay. My second question was around paid losses, and it looks like they’ve been really well behaved for the quarter and for the year. I was wondering if you could provide any color around paid loss activity and if there is any unusual activity in the year one way or the other.

Tom Brown:  I don’t think there is anything unusual. In the fourth quarter last year, we did have Sandy and as you know CATs tend to pay out fairly quickly. So there’s probably a little more activity in the 2012 fourth quarter than in comparison to the current fourth quarter. But I’m not sure if I can think of anything more specific than that.

Kevin Shields:  Okay. And my last question would be, if you could provide the year-end IBNR?

Tom Brown:  We may have to take that one offline, I don’t have that better fingertips here. You are looking for the breakout of the IBNR and the total carried reserves?

Kevin Shields:  For the net reserves. Yeah.

Tom Brown:  I’m not sure. I think if memory serves, it was 45%, but that’s just totally off the top of my head without any numbers in front of me.

Kevin Shields:  Thank you very much.

Tom Brown:  Feel free to call us offline.

Operator:  We’ll go next to Vinay Misquith with Evercore.

Vinay Misquith:  Hi, good morning. Just wanted to drill down a little bit more into market conditions. I believe you said that they were still pretty favorable. But curious fourth quarter versus third quarter, has this now started to become more competitive given that we are in the third year of year-over-year rate increases. Plus, the second question on that would be on the E&S market. I was curious whether the standard market is now beginning to pull back less given that most of their business is now being adequately priced?

Mike Stone:  Yeah. It’s Mike Stone. Yeah, we think that the casualty market is still reasonably good, is as good as it was a year ago, it depends on the product. But, overall, we think it’s still pretty good. I think we said our rates are up some 5% for the year and we grew 10%. That’s pretty good in these times. E&S standard lines, again, there is partly a bright line that can be drawn, people are around the edges. Yeah, I think the standard line guys are in our space, but there is an awful lot of competition there. So, if Travelers takes an account as opposed to Axis taking an account it doesn’t much matter to us. And I think relatively we don’t feel the standard lines carriers are any deeper in our space today than they were a year ago.

Vinay Misquith:  Okay, that’s helpful. And then the last point was on the casualty market. You mentioned that rates were down, I believe, about 10% to 15% on the reinsurance side. Curious as to whether you think that will have an impact on pricing in the primary insurance in the future?

Jon Michael:  Undoubtedly. We’re not … we’re pretty — we’re just not — we’re not as pretty as we think we are.

Vinay Misquith:  All right. Thank you very much.

Operator:  We’ll take a follow-up from Meyer Shields with KBW.

Meyer Shields:  [inaudible] … ones, if I can. One, Mike, I think you talked about terms and conditions changing in the surety market. Is that true for RLI or is that just a market observation?

Mike Stone:  No, Meyer, I think I said we remain disciplined. I won’t say we never waive personal indemnity or we never ask for collateral, when we ask for it a year ago, but by and large our underwriting discipline has remained the same. We’re not going to chase — we’re not going to chase accounts that we think need personal indemnity or we need some level of collateral or walk away from underwriting discipline just because the market is doing it.

So I think the story in surety is there is just increasing number of entrants into the space. I think somebody has looked at some numbers and said it must be easy. I can just tell you that it’s not and these things usually end badly for those people that come in uninitiated and undisciplined. And I don’t wish that on anybody but I suspect that that’s what will happen. But now we are not doing. Obviously, we see the competition on other issues, commissions. What usually happens is commissions start moving up as well and in some areas we’ll move up commissions if need be for the right accounts, but we’re not doing it across the board.

Meyer Shields:  Okay. No, that makes perfect sense. I just wanted to make sure I got that right. Second question, if we look specifically at the other insurance expense ratio within the expense ratio, that seems to have ticked up compared to either year-to-date or third quarter numbers. Is anything unusual in the quarter?

Tom Brown:  Meyer, hi. It’s Tom Brown. You know your observation is correct. Much of that is driven by profit-sharing bonuses at the yearend. As you know, the quarter was pretty strong and particularly there is — part of that is the equity, and like we said, a good run in the fourth quarter. So that’s kind of the chief driver and there is just some various and sundry other noise in there that hit some non-recurring expenses, and nothing of note, no.

Jon Michael:  Variable comp drove that, Meyer.

Meyer Shields:  Okay. Perfect. Thanks so much.

Operator:  If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Well, thank you all for joining us. Once again, we’re quite sanguine about the market and we did have an excellent quarter, producing our 9th consecutive year of under 90 combined and our 18th consecutive year of profitable underwriting under a 100. I think that is an unbelievable result, speaks to our underwriters, speaks to our discipline, in fact, it’s our discipline that differentiates us. Enjoy the Super Bowl and we’ll talk to you next quarter. Thanks.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 1060099. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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